EXHIBIT 99.1

[LOGO FOR EXELON]

News Release

From:      Exelon Corporation                           For Immediate Release
                                                        ---------------------
           Corporate Communications                     March 1,  2002
           P.O. Box 805379
           Chicago, IL  60680-5379

Contact:   Donald Kirchoffner, 312.394.3001
           Linda Byus, CFA, 312.394.7696

Exelon Corporation Announces Sale of Interest in AT&T Wireless Joint Venture

Exelon Corporation's business unit, Exelon Enterprises, announced an agreement to sell its 49% interest in AT&T Wireless PCS of Philadelphia, LLC (AT&T Wireless Philadelphia) to a subsidiary of AT&T Wireless Services for $285 million in cash. The transaction is expected to close in the first half of 2002. Formed in 1996, AT&T Wireless Philadelphia is a joint venture of Exelon Communications and AT&T Wireless providing personal communications services
(PCS) in the Philadelphia metropolitan trading area. The venture has completed the initial build-out of its digital wireless PCS network and commercially launched PCS service in October 1997.

Exelon Communications, a unit of Exelon Enterprises, expects to record a pretax gain on the sale of approximately $200 million. The after-tax gain is estimated at approximately $120 million with a resulting $0.37 earnings per share (diluted) gain.

The sale of the Exelon interest in the Philadelphia joint venture is consistent with the announced strategy to optimize the value of the Exelon Enterprises portfolio. Proceeds from the transaction will be used for Exelon's general corporate purposes.

Credit Suisse First Boston served as financial advisor to Exelon.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see Exelon's filings with the Securities and Exchange Commission, particularly those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Outlook" in Exelon's 2000 Annual Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Exelon does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.